Exhibit 10.1
EMPLOYMENT SEPARATION
AGREEMENT AND RELEASE OF CLAIMS
This Employment Separation Agreement and Release of Claims (“Separation Agreement”) is entered into by and among Joseph R. Iantosca (“you”) and OceanFirst Financial Corp. (the “Company”) and OceanFirst Bank, N.A. (the “Bank”), and confirms the agreement that has been reached with you in connection with your termination of employment with the Bank and all of the Bank’s affiliates and direct and indirect subsidiaries. The terms of this Separation Agreement are effective immediately upon execution of this Agreement by all parties except that Sections 2(a)-(c), 3 and 4 of this Agreement shall be effective only if (a) you re-execute this Separation Agreement on the space provided at the end of this Separation Agreement on or after the Separation Date; and (b) you do not revoke your re-execution of this Agreement as set forth in Section 10. This means, among other things, that the severance payments and benefits set forth in Sections 2(a)-(c) are conditioned on your re-execution and non-revocation as set forth in the preceding sentence.
1.Termination of Employment.  Your employment with the Company, the Bank and all subsidiaries and affiliates of each (collectively, the “Company Entities,” or individually, a “Company Entity”), and status as an officer or director of any Company Entity will terminate effective as of the close of business on July 1, 2019 (the “Separation Date”). The parties agree that this termination is the result of retirement, which has the effect of a resignation without “Good Reason” within the meaning of Section III(C) of the Employment Agreement between you and the Company, dated as of April 5, 2017, as such agreement was subsequently amended.

2.Severance Benefits. The Bank will pay you the “Standard Termination Payments”, as defined in Section III(B) of the Employment Agreement within five business days of the Separation Date. If you work up to the Separation Date and on the Separation Date re-execute and deliver this Separation Agreement and do not revoke this Separation Agreement pursuant to Section 10 hereof, then in consideration of the respective terms and conditions set forth herein, the Bank agrees to pay you (or your estate in the event of your death) or provide you with the following benefits, all of which exceed any payment and benefits to which you are otherwise entitled:

(a)The Bank will pay you:

(i)	an initial lump sum payment of $150,000 on the Bank’s first payroll date that is at least seven days after the end of the Revocation Period (as defined in Section 10(a));

(ii)
bi-weekly an amount equal to $13,461 (less applicable taxes and other required withholdings) commencing with the Bank’s first payroll date that is at least seven days after the end of the Revocation Period (as defined in Section 10(a)) and continuing until December 31, 2019; and

(iii)	a lump sum amount of $404,167 on January 2, 2020.

You agree to return any payments made to you pursuant to this Section 2(a) that may be required by any federal or state regulators of the Company or the Bank, within applicable regulatory time periods.

(b)If you are eligible for, and you so elect, continuation coverage for life, medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Bank shall pay the cost of such coverage for a period of 18 months following the Separation Date.

(c)All shares of restricted stock of the Company granted to you more than 12 months prior to the Separation Date shall become fully vested as of the end of the Revocation Period (and any performance conditions waived), and any Award Agreements evidencing any such grants of restricted stock shall be deemed amended to the extent necessary to accomplish this result. Any shares of restricted stock granted to you less than 12 months prior to the Separation Date shall be forfeited as of the Separation Date.

(d)The Bank’s obligation to make the payments and to provide the benefits set forth in Sections 2(a) and (b) above shall cease as of the date of any breach of your obligations under the restrictive covenants set forth in Sections 11 and 12 hereof. In the event Bank believes there is a violation of Section 11 or 12, the Bank must give you written notice and opportunity to cure within ten days of your receipt of the notice. This notice and cure provision only applies to the cessation of payments and does not affect the Bank’s ability to seek a protective order against you.

3.General Release.

(a)In consideration of the promises and payments referenced above, to the fullest extent permitted by applicable law, you hereby release and forever discharge each Company Entity, and their respective successors and assigns, current and former officers, agents, board of directors members, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives, (collectively, the “OceanFirst Parties,” or individually, an “OceanFirst Party”) from each and every Claim (as defined below), action or right of any sort which you, your agents, representatives, estate and/or heirs may have against any of them up through the date of execution of this Separation Agreement. This releases, and you intend to give up, all actions, charges, controversies, demands, causes of action, suits, rights, liabilities, settlements, costs, expenses and/or claims whatsoever (collectively, “Claims” or individually, a “Claim”), known and unknown, matured and unmatured, that you have now or may have in the future resulting from anything that has happened up to the execution of this Separation Agreement including any Claims for attorney’s fees and expenses and the fees and expenses of expert witnesses. Without limiting the scope of the foregoing provision in any way, you specifically release all Claims relating to or arising out of any aspect of your employment with the Bank or relationship with any Company Entity or the termination thereof including, but not limited to, any claim under the Employment Agreement between you and the Company dated as of April 5, 2017, as subsequently amended, and all releasable Claims under Title VII of the Civil Rights Act, the Civil Rights Act of 1991 and the laws amended thereby, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Equal Pay Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Family Leave Act, the constitutions of the United States or the State of New Jersey or any statute or law of the United States or any state under which you may waive rights, all Claims relating to any plan, policy, practice or procedure, including any company compensation or benefit plan, all common law Claims including, but not limited to, wrongful discharge, violation of public policy, whistleblower/retaliation Claims, breach of express or implied contract, breach of implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent hiring/supervision, defamation, fraud, and tortious interference with contract or prospective economic advantage, all Claims for any economic loss including entitlement to profits, back pay, front pay, fringe benefits or any other form of compensation, all Claims for personal injury, including mental anguish, humiliation, physical or emotional pain and suffering, psychiatric injury, and damage to name or reputation, all Claims for any form of compensatory or punitive damages, all Claims for costs or attorney’s fees, and all Claims arising out of any legal restrictions on each Company Entity’s right to terminate its employees. Without waiving any prospective or retroactive rights under the Fair Labor Standards Act (“FLSA”), you acknowledge that the Bank has properly provided you with all wages, benefits, and compensation, if any, due to you under the FLSA. You further understands that, except for the consideration set forth in this Separation Agreement, this Separation Agreement includes the release of all claims for any type of financial interest in, or payments from, any Company Entity or for salary, wages, commissions, bonus, separation or severance benefits, or any other form of compensation. Notwithstanding the foregoing, such released claims shall not include any claims based on obligations created by or reaffirmed in this Separation Agreement, or the payment of salary until the Separation Date, the payment of accrued but unused vacation in accordance with Bank policies, your participation in the Bank benefit programs until the Separation Date. Moreover, nothing in this Section or this Separation Agreement shall affect your entitlement to any and all vested benefits, including, but not limited to those under the Bank’s ESOP and 401(k) plan. Nothing in this Section or in this Separation Agreement, however, releases any claims that are not waivable by you under applicable law, including any claims for workers compensation benefits. You acknowledge that notwithstanding any other language herein, you are free to pursue before the U.S. Equal Employment Opportunity Commission (“EEOC”) any claim over which that agency has jurisdiction. However, you hereby expressly waive your right to any additional monetary or other recovery that otherwise may be available through an EEOC proceeding.

(b)Notwithstanding any other provision of this Agreement, you are not prohibited in any way from: (a) reporting possible violations of federal, state, or local law or regulations, including any possible securities law violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission (“SEC”), the U.S. Congress, or any agency Inspector General; (b) participating in any investigation or proceeding conducted by any federal, state, or local governmental agency or entity; (c) making any other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulations; (d) providing truthful testimony in response to a valid subpoena, court order, or regulatory request; or (e) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the SEC and/or the Occupational Safety and Health Administration. You further acknowledge that you are not required to obtain any prior authorization of the Company or any other person to make any reports or disclosures described in the preceding sentence, and you are not required to notify the Company or any other person that such reports or disclosures have been made. Notwithstanding any other provision of this Separation Agreement, nothing in this Separation Agreement limits your right to receive an award for information provided to the SEC.

4.Acknowledgment of Waiver of Claims Under the Age Discrimination in Employment Act.

(a)You acknowledge and agree that you are waiving and releasing any and all rights and claims that you may have under the Age Discrimination in Employment Act (the “ADEA”) and that this waiver and release is knowing and voluntary.

(b)You acknowledge and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Separation Agreement.

(c)You acknowledge and agree that the provisions for payment and other benefits, as set forth in this Separation Agreement, exceed any amounts that you are otherwise entitled to receive from the Company or the Bank.

5.Non-Admission of Liability. This Agreement is not, and shall not be construed as or deemed to be evidence of, an admission on the part of any party hereto of any liability or wrongdoing whatsoever. Neither this Separation Agreement, nor any of the terms hereof, nor any of the negotiations connected herewith, shall be offered or received in evidence in any proceeding of any kind for any purpose other than for the limited purpose of enforcing this Separation Agreement.

6.Representations.

(a)You represent that you have not filed or initiated, and promises that you will not hereafter file or initiate, any compliance review, action or proceeding, claim, arbitration or lawsuit, or participate in the same, individually or as a member of a class, against any of the OceanFirst Parties under any contract (express or implied, other than this Separation Agreement) or any federal, state or local law, statute or regulation pertaining in any manner to any of the released Claims. Correspondingly, the Company and the Bank each represent that no OceanFirst Party has filed or initiated, and the Company and the Bank each promise that no OceanFirst Party will hereafter file or initiate any compliance review, action or proceeding, claim, arbitration or lawsuit, or participate in the same, individually or as a group, against you under any contract (other than the “Confidentiality Agreement” as defined in Section 12(a) hereof), express or implied, other than for the limited purpose of enforcing this Separation Agreement). Additionally, the Company and the Bank each represent that, to the best of its respective knowledge, information, and belief after due inquiry, no OceanFirst Party has any Claim against you under any contract (express or implied) in tort or under any federal, state or local law, statute or regulation.

(b)You agree and covenant not to voluntarily encourage, assist, cooperate with or counsel any other individuals, or their agents or attorneys, in asserting any Claims against any OceanFirst Party (other than for the limited purpose of enforcing this Separation Agreement). Likewise, each of the Company and the Bank agree and covenant that no OceanFirst Party will voluntarily encourage, assist, cooperate with or counsel any other individuals or their agents or attorneys, in asserting any Claims against you (other than for the limited purpose of enforcing this Separation Agreement or the Confidentiality Agreement).

(c)You acknowledge that if this Separation Agreement becomes effective, you will not reapply for employment with the Bank or any other Company Entity.

7.Remedy for Breach of Promise. If you commence, continue, join in, or in any other manner attempt to assert any of the released Claims against any OceanFirst Party, or otherwise breaches any of the promises you have made in this Separation Agreement, you agree that you will reimburse such OceanFirst Party for all attorneys’ fees incurred by such OceanFirst Party in defending against such claim, in addition to any other rights of such OceanFirst Party. Correspondingly, if any OceanFirst Party commences, continues, joins in, or in any other manner attempts to assert any Claim against you in violation of this Separation Agreement, or otherwise breaches any of the promises that it has made to you in this Separation Agreement, then the Company and the Bank jointly and severally agree that they will reimburse you for all attorneys’ fees incurred by you in defending against such claim, in addition to any other rights you may have against any such OceanFirst Party.
8.Non-Disparagement. You agree not to make any negative or disparaging statements or comments, either as fact or opinion, about any OceanFirst Party, including, but not limited to, its employees, officers, directors, shareholders, vendors, products, services, business technologies, market position or performance. For purposes of this Section 8, the phrase “negative or disparaging statements or comments” includes, but is not limited to, written or oral comments or statements to the press, media and/or general public, to current or former employees of any OceanFirst Party, to industry contacts and/or any individual or entity with whom or with which any OceanFirst Party has or had a business relationship, which have a negative connotation or are likely to have a negative effect upon any OceanFirst Party, regardless of whether such comments or statements are true. Correspondingly, the OceanFirst Parties will not suffer or permit their executives, officers, directors, employees or agents to make any negative or disparaging comments, either as fact or opinion, about you. The parties further agree that any inquiries from prospective employers concerning you shall be directed to the Human Resources Department, who shall only provide your dates of employment; title/job position with the Bank; compensation, indicating that it is the policy of the Bank to provide only that information.
9.Company Equipment. On or prior to the Separation Date, you shall return all property belonging to the Company or the Bank in your possession, custody or control, including, without limitation, Bank issued phones, keys, security cards, electronically stored information and all Company and Bank documents and materials. You will be permitted to retain your Bank provided laptop computer and iPad, and related accessories, provided you certify and the Bank is satisfied that all Bank related information, documents and data has been permanently removed from the laptop and iPad. You shall also be permitted to retain your Bank provided cellular phone, provided that you obtain new service and migrate the telephone number for the phone to your personal account and agree to pay all continuing costs and expenses thereof. The parties agree that the combined fair market value of the laptop computer, iPad and cellphone is $1,500. Within 15 days of the Separation Date, you shall return the Bank furnished automobile. In lieu of returning the Bank furnished automobile, you may purchase the automobile for $35,500, which the parties agree is the fair market value of the automobile.

10.Review and Revocation.

(a)You understand, acknowledge and agree that you have been advised by this writing that: (i) you have seven days following re-execution of this Separation Agreement to revoke this Separation Agreement (the “Revocation Period”); (ii) you are entering into this Separation Agreement knowingly and voluntarily; and (iii) Sections 2(a)-(c), 3 and 4 of this Separation Agreement shall not be effective until expiration of the Revocation Period without revocation.

(b)You may revoke this Separation Agreement by delivering a signed notice of revocation to the General Counsel of the Company, OceanFirst Financial Corp., 110 West Front Street, Red Bank, NJ 07760 within seven days after you sign this Separation Agreement. In that event, this Separation Agreement will be canceled and void, and you will not be entitled to the benefits provided by Sections 2(a)-(c) of this Separation Agreement.

(c)You acknowledge that this Separation Agreement is written in a manner that you understand, you have fully read this Separation Agreement, and that you have been given at least 21 days to review this Separation Agreement. You certify that you have been advised by this writing to consult an attorney prior to executing and re-executing this Separation Agreement, and that you have had the opportunity to obtain all advice and information that you deem necessary with respect to the matters covered by this Separation Agreement, including the opportunity to consult with legal counsel or anyone else of your choosing.

(d)The Company and the Bank each acknowledge that it: (i) has read this Separation Agreement; (ii) understands all the terms and conditions of this Separation Agreement; (iii) has entered into this Separation Agreement of its own free will and volition; (iv) has had the opportunity to obtain all advice and information that it deems necessary with respect to the matters covered by this Separation Agreement, including the opportunity to consult with legal counsel or anyone else of its choosing; and (v) has obtained all necessary corporate or other authorization needed for its due, proper and binding execution and delivery of this Separation Agreement.

11.Consultation.

(a)You agree to assist the Company and the Bank, at the request of the Company’s Chief Executive Officer, for up to 20 hours per week on average until December 31, 2019, and as he is reasonably able until July 31, 2021, in providing continued cooperation with the Company and the Bank in ensuring an orderly transition of leadership roles at the Company Entities. Such cooperation shall generally entail assistance with employee and customer retention by the Bank, and may include, without limitation, the following:

(i)	assisting to resolve disputes;

(ii)	meeting with regulators to address regulatory concerns regarding technology infrastructure and governance;

(iii)	assisting with the selection and negotiation of key technology agreements;

(iv)	consulting on systems integration for mergers and acquisitions;

(v)	assisting the Bank with maintaining its key customer relationships, including without limitation preparing Bank personnel to lead the customer relationships; and

(vi)	cooperating in activities involving leadership transition, recruitment, and oversight of business units.

(b)In addition, you agree to cooperate fully with the Company Entities and their directors, officers, employees, and agents (“Persons”) and its or their respective counsel for no additional compensation (except that you shall be reimbursed by the Company or the Bank for your reasonable out-of-pocket meal, travel and lodging expenses incurred in connection with providing assistance to the Company Entities pursuant to this Section 11(b)), in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge by providing truthful information, provided that such cooperation does not unreasonably interfere with your then current professional and personal commitments. Included in such cooperation will be meetings with Persons or their counsel, at mutually convenient times, at the offices of the Company. In the event that at any time the Company concludes that your interests and those of the Company are in conflict, we will so advise you and provide you with an opportunity to consider whether you wish to be represented, at your own cost, by counsel at further meetings. Absent such determination, these meetings will be confidential, with participants limited to you, and Persons or their counsel. Nothing in this provision precludes from consulting with your own counsel, at your own expense, at any time you deem appropriate.

(c)You agree to render the services required under Sections 11(a) and (b) above for no additional compensation. ýThe Company agrees to promptly reimburse you for reasonable out of pocket expenses necessarily incurred by you, in connections with your cooperation pursuant to Sections 11(a) and (b) above, with the exception of any expenses for your personal counsel, should you decide to retain or consult counsel in connection with the Company’s request for cooperation.

(d)You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by any Company Entity, you will give prompt notice of such request to the General Counsel of the Company, OceanFirst Financial Corp., 110 West Front Street, Red Bank, NJ 07760, and will provide the Company Entity with a reasonable opportunity to contest the right of the requesting person or entity to such disclosure before making such disclosure.  In the event that the Company believes the interests of you and the interest of the Company are sufficiently aligned so as to permit Company counsel to also act as counsel for you, the Company may, at its option, direct its counsel, at the Company’s expense, to undertake such dual representation with appropriate disclosure and consent. If you decline that offer and retain personal counsel, such representation will be at your cost. Nothing in this Section shall require you to violate your obligation to comply with valid legal process.

12.Confidentiality, Noncompetition and Nonsolicitation.

(a)The parties agree that the confidentiality, noncompetition and nonsolicitation provisions found in the Confidentiality and Employee Restriction Agreement (the “Confidentiality Agreement”) between you and the Company, dated as of April 5, 2017, as subsequently amended, shall continue to apply after the Separation Date and you agree to comply with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, the Company will consider waiving the restrictions in paragraph 5 of the Confidentiality Agreement on a case-by-case basis. You should submit any such request to the General Counsel of the Company, OceanFirst Financial Corp., 110 West Front Street, Red Bank, NJ 07760. The Company will reach a decision on a waiver request within seven days of submission, will not unreasonably withhold the grant of a waiver, and will deny a waiver request only if the proposed activities set forth in the waiver request would cause the Company substantial competitive harm.

(b)In the event of a breach or threatened breach of this Section 12, the Company or Bank will be entitled to an injunction restraining you from any act or threatened act which would violate Section 12. Nothing herein will be construed as prohibiting the Company or Bank from pursuing other remedies available to the Company or Bank for such breach or threatened breach, including the recovery of damages from you.

13.Indemnification. You shall be indemnified as provided under the Bank’s charter and bylaws and any applicable laws in each case to the fullest extent  permitted by applicable laws, including the rules and regulations of its applicable federal regulator, if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with acts or omissions occurring during your tenure with the Bank, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by you in connection therewith.

14.Severability. The provisions of this Separation Agreement are severable. If any part of this Separation Agreement is found to be unlawful or unenforceable for any reason, the other provisions or parts thereof shall remain fully valid and enforceable, and the provision found unenforceable shall be enforced to the fullest extent permitted by law.

15.Construction. This Separation Agreement is not intended, and shall not be construed, as an admission that either you or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever. Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Separation Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. Section and paragraph headings contained herein are for convenience only and shall not in any way affect the interpretation, construction or enforceability of any provision of this Separation Agreement.

16.Successors and Assigns. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

17.Arbitration. You agree to waive your right to seek remedies in court, including any right to a jury trial. Except as provided in the next paragraph below, to the fullest extent permitted by law, the parties agree that any dispute between you and any Company Entity, including without limitation any dispute arising out of, relating to or in connection with this Separation Agreement, shall be resolved exclusively through binding arbitration conducted under the auspices of JAMS pursuant to its Arbitration Rules and Procedures. The arbitration hearing shall be held in the County of Monmouth, New Jersey. Disputes shall not be resolved in any other forum or venue. The arbitration shall be conducted by an impartial AAA arbitrator (or other mutually agreeable person) whose decision will be final.

The only disputes or claims that are not subject to arbitration are any claims by you for workers’ compensation or unemployment benefits, and any claim by you for benefits under an employee benefit plan that provides its own arbitration procedure. Also, the Company or the Bank may seek injunctive relief in court in appropriate circumstances pursuant to the Confidentiality Agreement, and such claims will not be deemed to require arbitration under this Section.
The arbitration procedure will afford you and the Company Entities the full range of statutory remedies, based on the statutes of limitations that would apply to the specific claims asserted as if they were asserted in court. The Company will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. You and the Company shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based. The substantially prevailing party will be entitled to reimbursement of attorneys’ fees and costs of the arbitration proceeding. For purposes of this Section, the prevailing party means the party determined by the court to have most nearly prevailed in the proceedings, even if that party does not prevail in all matters, and does not necessarily mean the party in whose favor the judgment is actually rendered.
18.Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey, without reference to principles of choice of law or conflicts of law.

19.Multiple Counterparts. This Separation Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to this original or same counterpart. Receipt by facsimile or electronic transmission of any executed signature page to this Separation Agreement shall constitute effective delivery of such signature page.

20.Section 409A. This Separation Agreement will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any payments pursuant to Section 2(a) hereof made from Separation Date through ýMarch 15 of the calendar year following the Separation Date are intended to qualify as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), and any such payments made after such March 15 are intended to constitute ýpayments at specified times or pursuant to a fixed schedule pursuant to Treasury Regulation Section 1.409A-3(i)(1)(i). It is intended that all payments hereunder shall comply with Section 409A and the regulations promulgated thereunder so as not to subject you to payment of interest or any additional tax under Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. It is understood and agreed that you are responsible for consulting with your tax advisor regarding the potential impact of Code Section 409A regarding the pay and benefits provided herein. It is also understood and agreed that the Company Entities are not responsible for any adverse consequence from the application of Code Section 409A to the pay and benefits provided herein. Each payment under this Separation Agreement shall be treated as a separate payment for purposes of Code Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Separation Agreement. If you are a “specified employee” (within the meaning of Code Section 409A), then any payments that are required to be made to you pursuant to this Separation Agreement that constitute the deferral of compensation (within the meaning of Treasury Regulations Section 1.409A-1(b) and that would in the absence of this Section 20 have been paid to you within six months and one day of the Separation Date shall not be paid to you during such period, but shall instead be accumulated and paid to you in a lump sum on the earlier of (i) the day after the date that is six months from the Separation Date and (ii) if you shall die prior to the expiration of such six-month period, as soon as practicable following the date of your death. All reimbursements and in-kind benefits that constitute deferred compensation within the meaning of Code Section 409A provided under this Separation Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Bank under this Separation Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that the Bank is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Bank is obligated to pay or provide in any other calendar year; and (iii) your right to have the Bank pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

21.Notices. All notices or other communications required or otherwise given pursuant to this Separation Agreement shall be in writing and shall be: (a) personally delivered; (b) delivered by overnight courier; (c) mailed by registered or certified mail, postage prepaid, with return receipt requested; or (d) emailed, provided such email is followed by a hard copy sent by one of the methods set forth in (a) through (c) within three business days of the date of the email, addressed as follows:

If to You:
Joseph R. Iantosca

With a copy to:
Sonnenblick Parker & Selvers, PC
4400 US Highway 9 South, Suite 3000
Freehold, NJ 07728
Attention: Peter G. Licata, Esq.
Email: plicata@spspc.com
If to the Company:
OceanFirst Financial Corp.
110 West Front Street
Red Bank, NJ 07760
Attention: Steven J. Tsimbinos, Executive Vice President, General Counsel & Corporate Secretary
Email: stsimbin@oceanfirst.com

If to the Bank:
OceanFirst Bank N.A.
110 West Front Street
Red Bank, NJ 07760
Attention: Steven J. Tsimbinos, Executive Vice President, General Counsel & Corporate Secretary
Email: stsimbin@oceanfirst.com
Any notice or other communication given hereunder shall be deemed to have been given or delivered, if personally delivered or emailed (provided an accompanying hard copy is sent pursuant to the terms of this Section 21), upon delivery, if sent by overnight courier, on the first business day of the Bank after being sent, and if sent by mail, on the third business day of the Bank after mailing. Each party shall be entitled to rely on all communications which purport to be given on behalf of any other party hereto and purport to be signed by an authorized signatory of such party or the above indicated attorneys.
Any party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.
22.Entire Agreement. You acknowledge that this Separation Agreement constitutes the complete understanding between the Company, the Bank and you, and, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities and Persons, excluding the Confidentiality Agreement, but including the Employment Agreement and the Executive Change in Control Agreement, each between you and the Company dated as of April 5, 2017, as subsequently amended, which shall terminate on the Separation Date.  No other promises or agreements shall be binding on any Company Entity unless in writing and signed by both the Company Entity and you after the date of this Separation Agreement.

SIGNATURES

June 6, 2019                        /s/ Joseph R. Iantosca
Date                            Joseph R. Iantosca

June 6, 2019                        OCEANFIRST BANK, N.A.
Date

By: Christopher D. Maher
Title: Chief Executive Officer
June 6, 2019                        OCEANFIRST FINANCIAL CORP.
Date

By: Christopher D. Maher
Title: Chief Executive Officer

Re-execution of Agreement by Employee
on or after the Separation Date of
____________, 2019

RE-EXECUTION OF THIS
DOCUMENT IS A RELEASE OF
ALL CLAIMS - READ CAREFULLY
BEFORE SIGNING
DATED: __________________
_________________________________
Joseph R. Iantosca